EXHIBIT 4.1
Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
As of the end of the fiscal year covered by the Annual Report on Form 10-K of which this exhibit is part, Quanta Services, Inc., a Delaware corporation (“Quanta,” “we,” “our” and “us”), had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, par value $0.00001 per share (“common stock”). The following contains a description of our common stock, as well as certain related additional information. This description is a summary only and does not purport to be complete. We encourage you to read the complete text of Quanta’s restated certificate of incorporation (the “certificate of incorporation”) and amended and restated bylaws (the “bylaws”), which we have filed or incorporated by reference as exhibits to Quanta’s Annual Report on Form 10-K. References to “stockholders” refer to holders of our common stock, unless the context otherwise requires.
General
Under our certificate of incorporation, we have the authority to issue 610,000,000 shares of capital stock, consisting of 600,000,000 shares of our common stock and 10,000,000 shares of preferred stock, par value $0.00001 per share (“preferred stock”). All of the outstanding shares of common stock are fully paid and nonassessable.
Voting Rights
Our stockholders are entitled to one vote for each share of common stock held on all matters voted upon by stockholders, including the election of directors.
Under our bylaws, when a quorum is present at any meeting of our stockholders, the affirmative vote of a majority of the votes cast affirmatively or negatively on a matter will be the act of the stockholders, unless the question is one upon which by express provision of law, our certificate of incorporation, or our bylaws, a different vote is required or unless under the rules and regulations of any stock exchange applicable to us or pursuant to any regulation applicable to us or our securities, a different vote is provided, in which case such express provision will govern and control the decision of such question.
Under our bylaws, in connection with an election of directors, each nominee for election in an uncontested election is elected by the vote of the majority of votes cast with respect to such director at any meeting of our stockholders at which a quorum is present, meaning that the number of shares voted for such director must exceed the number of shares voted against such director; provided, however, that in all elections other than uncontested elections, directors will be elected by a plurality of the votes cast at any meeting of the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders will not be permitted to vote against a nominee. Holders of our common stock have no right to cumulate their votes in an election of directors.
Dividend Rights
Subject to the preferred rights of the holders of shares of any class or series of our preferred stock, holders of our common stock are entitled to receive out of our funds legally available therefor, such dividends (payable in cash, stock or otherwise) as Quanta’s board of directors (the “board of directors”) may from time to time determine, payable to stockholders of record on such dates. The declaration and amount of future dividends is at the discretion of our board of directors and will depend on, among other factors, our financial condition, results of operations, cash flows, current and anticipated expansion plans, requirements under Delaware law and other factors that our board of directors may deem relevant.
Liquidation Rights
Our stockholders are entitled to share equally and ratably in our net assets upon a liquidation or dissolution after the payment or provision for all liabilities, subject to any preferential liquidation rights of any preferred stock that at the time may be outstanding.
No Preemptive, Conversion or Redemption Rights
Our stockholders have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments by us. There are no sinking fund provisions applicable to our common stock.
Listing
Our common stock is traded on the New York Stock Exchange under the symbol “PWR.”
Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law
Our certificate of incorporation, our bylaws and Delaware law contain provisions that may deter or render more difficult proposals to acquire control of Quanta, including proposals a stockholder might consider to be in his

EXHIBIT 4.1
or her best interest, impede or delay a change in membership of the board of directors and make removal of our management more difficult.
Action by Stockholders Without a Meeting
Our certificate of incorporation provides that any action to be taken by our stockholders must be effected at an annual or special meeting and may not be effected by any consent in writing of such stockholders.
Special Meetings of Stockholders
Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called at any time only by the chairman of the board of directors and shall be called within ten days after receipt of the written request of the board of directors, pursuant to a resolution of a majority of the board of directors to call a special meeting. Holders of our common stock do not have the right to call a special meeting of stockholders. The business transacted at a special meeting of stockholders is confined to the purpose stated in the notice of the meeting.
Advance Notice Provisions
Our bylaws provide that proposals and director nominations made by a stockholder to be voted upon at any annual meeting or special meeting of the stockholders may be considered only if such proposal or director nomination is properly brought before such meeting. In order for any matter, to be considered properly brought before such meeting, a stockholder must comply with certain requirements regarding advance notice to us.
Generally, in the case of an annual meeting, stockholders must deliver to the Secretary of Quanta a written notice between 90 and 120 days before the anniversary date of our immediately preceding annual meeting of the stockholders. In the case of an annual meeting that is more than 30 days before or more than 30 days after such anniversary date, or in the event that no annual meeting was held in the preceding year, stockholders must deliver such notice between 90 and 120 days prior to such annual meeting or within 10 days following the day on which public announcement of the date of such meeting is first made by us. In no event will the adjournment of an annual meeting, or postponement of an annual meeting for which notice was given, or the public announcement of such adjournment or postponement, commence a new time period for any stockholder to give notice.
To be in proper form, the notice must include, among other things, the name and address of the stockholder, certain information regarding the shares owned by the stockholder, a brief description of the business desired to be brought by the stockholder at the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made. To nominate directors, the notice must include, as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, as well as representations regarding whether a director nominee is a party to any agreement with respect to voting or compensation or that might limit such director nominee’s exercise of fiduciary duties, among other things. Additionally, the notice must include such other information about the stockholder, each proposal and nominee as required by the Securities and Exchange Commission.
Director nominations and stockholder proposals that are late or that do not include all required information may be rejected. This could prevent stockholders from bringing certain matters before a meeting, including making nominations for directors.
Vacancies on the Board of Directors
Our bylaws provide that, subject to the rights of the holders of any outstanding series of preferred stock and unless otherwise required by law or resolution of our board of directors, vacancies on the board of directors arising through death, resignation, retirement, disqualification or removal, an increase in the number of directors or otherwise may be filled by a majority of the directors then in office, though less than a quorum, or a successor or successors may be chosen at a special meeting of the stockholders called for that purpose.
Issuance of Preferred Stock
Our certificate of incorporation authorizes up to 10,000,000 shares of preferred stock. Preferred stock may be issued in one or more series as may be determined from time to time by the board of directors, and the board of directors, without further approval of the stockholders, is authorized to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights qualifications, limitations or restrictions of such series, and the number of shares in each series, to the fullest extent permitted by law. The purpose of authorizing the board of directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection

EXHIBIT 4.1
with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of our then-existing stockholders and, under certain circumstances, make it more difficult for a third party to gain control of Quanta.
Delaware Business Combination Statute
We are a Delaware corporation and are subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). Section 203 of the DGCL prohibits a “business combination” between a corporation and an “interested stockholder” within three years of the time the stockholder became an interested stockholder, unless:
•prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

•at or subsequent to such time, the business combination is approved by the board of directors and authorized at a stockholders’ meeting by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who owns, individually or with or through other persons, 15% or more of the corporation’s outstanding voting stock.
Forum Selection
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, and to the fullest extent permitted by law, the sole and exclusive forum for certain legal matters will be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware). This provision applies to (i) any derivative action or proceeding brought on behalf of Quanta, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our present or former directors, officers, employees or stockholders to Quanta or our stockholders (including any claim alleging aiding and abetting of such breach of fiduciary duty), (iii) any action asserting a claim arising pursuant to any provision of the DGCL, (iv) any action asserting a claim arising pursuant to any provision of the certificate of incorporation or bylaws (as either may be amended from time to time), or (v) any action asserting a claim governed by the internal affairs doctrine.
Additionally, our bylaws provide unless we consent in writing to the selection of an alternative forum, the federal courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”) against us or any of our directors, officers, other employees or agents. Section 22 of the Securities Act, however, created concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. While the Delaware courts have determined that such exclusive forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions; however, we note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.